Continental Building Products Reports Third Quarter 2017 Results

Herndon, Virginia, November 9, 2017. Continental Building Products, Inc. (NYSE: CBPX) (the Company), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the third quarter ended September 30, 2017.
Highlights of Third Quarter 2017 and Comparisons to Third Quarter 2016

•	Net sales increased 1.7% to $116.5 million

•	Net income increased 76.9% to $11.0 million; Adjusted net income[1] increased 9%

•	Earnings per share increased 93.3% to $0.29; Adjusted earnings per share[1] increased 16%

•	EBITDA[1] was $31.8 million up 4.4% compared to $30.4 million

•	Gross margin improves 20 basis points to 24.5%

•	EBITDA[1] margin improved 70 basis points to 27.3%

•	SG&A as a percentage of net sales improved 50 basis points to 7.6%

•	Invested $6.1 million in capital expenditures

•	Deployed $21.3 million to repurchase 941,039 shares of common stock
"We delivered significant operating cash flow on stronger margins helped by higher net sales and improved SG&A performance," stated Jay Bachmann, Continental’s President and Chief Executive Officer. "Higher raw material costs continued to pressure gross margins into the second half of 2017, which we have increasingly worked to offset through other cost savings measures. The concentrated focus of our teams on continuous operational improvement and disciplined spending have supported our ability to reduce the impact of unfavorable industry cost dynamics, which allowed us to convert essentially all of our profits to operating cash flow during the quarter. Additionally, we used the cash to repurchase more than 2% of our outstanding shares in the quarter, and we are proud to announce that we have repurchased almost $100 million of our common stock since inception of the share repurchase program in November, 2015."
Mr. Bachmann continued, "In September, we provided an update on our manufacturing facility, operations and team in Palatka, Florida following the impact of Hurricane Irma. Given the disruption from the preparation for the storm, clean-up, and normalization of business operations, we estimate that the hurricane caused approximately 15 - 17 million square feet of our wallboard volumes to be pushed into subsequent quarters. We anticipate playing an integral role in rebuilding our affected communities and participating in the continued expected strong economic growth in the Southeast United States.”

1 See the financial schedules at the end of this press release for a reconciliation of EBITDA, adjusted net income and adjusted earnings per share, which are a non-GAAP financial measure, to relevant GAAP financial measures, and a discussion of why they are useful to investors.

Third Quarter 2017 Results vs. Third Quarter 2016
Wallboard volumes increased to 644 million square feet (MMSF) for the third quarter 2017, compared to 634 MMSF in the prior year quarter. Net sales were up 1.7% to $116.5 million, compared to $114.6 million in the prior year quarter, primarily due to an increase in wallboard volumes.
Operating income was $19.7 million, compared to $18.6 million in the prior year quarter. This increase was primarily attributable to higher volumes, lower freight and maintenance costs, which was partially offset by higher input costs. SG&A expense was $8.9 million compared to $9.2 million in the prior year quarter, or 7.6% as a percentage of net sales compared to 8.1% in the prior year quarter.
Interest expense decreased 5.0% to $3.0 million, compared to $3.1 million in the prior year quarter, reflecting lower average outstanding borrowings during third quarter 2017 compared to third quarter 2016 and the lower interest rate spread over the LIBOR following the debt refinancing in August 2016 and debt repricing in February 2017. This decrease was partially offset by the rise in LIBOR.
Net income for the third quarter 2017 increased 76.9% to $11.0 million, compared to $6.2 million in the prior year quarter. The improvement in net income was primarily driven by the non-recurring costs related to debt refinancing that were incurred in the third quarter 2016 partially offset by an increase in provision for income taxes as a result of taxable income increasing. EPS was $0.29 per share, compared to $0.15 per share, in the third quarter 2016. EBITDA1 was $31.8 million for the third quarter 2017, compared to $30.4 million in the prior year quarter. EBITDA1 margin increased to 27.3% compared to 26.6% in the prior year quarter. This improvement in EBITDA1 was driven by higher volumes, lower maintenance costs and SG&A expense compared to the prior year quarter.
Balance Sheet and Cash Flow
As of September 30, 2017, the Company had cash of $59.9 million and total outstanding borrowing under the credit agreement of $271.6 million. During the third quarter 2017, the Company generated cash flows from operations of $32.6 million and incurred $6.1 million of capital expenditures and software development costs.
During the third quarter 2017, the Company repurchased 941,039 shares of its common stock under its repurchase program at an aggregate purchase price of $21.3 million, representing 2.4% of its outstanding shares as of December 31, 2016. Since the inception of this program in November 2015, the Company has repurchased $97.8 million of its common stock through September 30, 2017.
Forward-Looking Guidance
For the full year 2017, guidance on certain measures is as follows:

•	SG&A is expected to be in the range of $37 - $39 million down from our prior guidance of $38 - $40 million.

•	Cost of goods sold inflation is expected to be at 6% to 7%.

•	Total capital expenditures is expected to be in the range of $22 - $27 million down from our prior guidance of $24 ‑ $31 million.

◦	Maintenance capital spending is expected to be in the range of $11 - $13 million narrowed from our prior guidance of $12 - $14 million.

◦	High-return plant network capital spending is expected to be in the range of $11 - $14 million, down from our prior guidance of $12 - $17 million.

•	Depreciation and amortization is expected to be in the range of $46 - $47 million, up from our prior guidance of $43 ‑ $45 million.

•	Effective interest rate on our term loan is expected to be 4.1%, while the cash interest rate is expected to be 3.7%, up from our prior guidance of 3.6%.

•	Effective tax rate is expected to be in the range of 33% - 35%.

Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call on Thursday, November 9, 2017 at 5:00 p.m. Eastern time to review third quarter 2017 financial results and discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company’s website at www.continental-bp.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through December 9, 2017, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the passcode 13634638.
About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.
Contact Information
Investor Relations:
Tel.: 703-480-3980
Investorrelations@continental-bp.com

Continental Building Products, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(in thousands, except share data and per share amounts)
Net sales	$116,526	$114,558	$357,771	$343,158
Costs, expenses and other income:
Cost of goods sold	87,952	86,756	267,393	250,455
Selling and administrative	8,867	9,241	27,364	28,364
Total costs and operating expenses	96,819	95,997	294,757	278,819
Operating income	19,707	18,561	63,014	64,339
Other income/(expense), net	146	(5,900)	(633)	(5,740)
Interest expense, net	(2,988)	(3,146)	(8,966)	(10,492)
Income before losses from equity method investment and provision for income tax	16,865	9,515	53,415	48,107
Losses from equity method investment	(204)	(291)	(29)	(726)
Income before provision for income taxes	16,661	9,224	53,386	47,381
Provision for income taxes	(5,674)	(3,014)	(17,774)	(15,948)
Net income	$10,987	$6,210	$35,612	$31,433

Net income per share:
Basic	$0.29	$0.15	$0.91	$0.77
Diluted	$0.29	$0.15	$0.91	$0.77
Weighted average shares outstanding:
Basic	38,212,869	40,318,741	38,966,575	40,836,000
Diluted	38,345,556	40,388,185	39,080,973	40,879,809

Continental Building Products, Inc.
Consolidated Balance Sheets

	September 30, 2017	December 31, 2016
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$59,948	$51,536
Receivables, net	31,026	32,473
Inventories, net	26,252	25,239
Prepaid and other current assets	7,279	7,485
Total current assets	124,505	116,733
Property, plant and equipment, net	294,266	307,838
Customer relationships and other intangibles, net	72,713	81,555
Goodwill	119,945	119,945
Equity method investment	9,279	8,020
Debt issuance costs	523	658
Total Assets	$621,231	$634,749
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable	$25,989	$27,411
Accrued and other liabilities	12,293	12,321
Notes payable, current portion	1,712	1,742
Total current liabilities	39,994	41,474
Deferred taxes and other long-term liabilities	19,257	19,643
Notes payable, non-current portion	263,352	264,620
Total Liabilities	322,603	325,737
Equity:
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,304,827 and 44,191,370 shares issued at September 30, 2017 and December 31, 2016, respectively; 37,715,010 and 39,691,715 shares outstanding at September 30, 2017 and December 31, 2016, respectively	44	44
Additional paid-in capital	324,708	322,384
Less: Treasury stock	(137,884)	(88,756)
Accumulated other comprehensive loss	(2,601)	(3,409)
Accumulated earnings	114,361	78,749
Total Equity	298,628	309,012
Total Liabilities and Equity	$621,231	$634,749

Continental Building Products, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 30, 2017	September 30, 2016
	(in thousands)
Cash flows from operating activities:
Net income	$35,612	$31,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,817	35,656
(Release of)/provision for bad debt expense	(53)	15
Amortization of debt issuance costs and debt discount	885	1,651
Loss on disposal of property, plant and equipment	18	41
Losses from equity method investment	29	726
Loss on debt extinguishment	686	5,802
Stock-based compensation	2,101	1,769
Deferred taxes	92	340
Change in assets and liabilities:
Receivables	1,473	1,303
Inventories	(872)	242
Prepaid expenses and other current assets	(350)	3,147
Accounts payable	(105)	2,942
Accrued and other current liabilities	4	502
Other long term liabilities	(245)	(477)
Net cash provided by operating activities	75,092	85,092
Cash flows from investing activities:
Capital expenditures	(14,077)	(4,797)
Software purchased or developed	(183)	(386)
Capital contributions to equity method investment	(1,929)	(259)
Distributions from equity method investment	641	498
Net cash used in investing activities	(15,548)	(4,944)
Cash flows from financing activities:
Proceeds from exercise of stock options	230	20
Tax withholdings on share-based compensation	(240)	—
Proceeds from debt refinancing	273,625	275,000
Disbursements for debt refinancing	(273,625)	(271,988)
Payments of financing costs	(649)	(4,424)
Principal payments for debt	(2,052)	(25,688)
Payments to repurchase common stock	(49,128)	(33,427)
Net cash used in financing activities	(51,839)	(60,507)
Effect of foreign exchange rates on cash and cash equivalents	707	388
Net change in cash and cash equivalents	8,412	20,029
Cash, beginning of period	51,536	14,729
Cash, end of period	$59,948	$34,758

Reconciliation of Non-GAAP Measures
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP). This release presents EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company’s operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. Furthermore, the Company's Board of Director compensation committee uses EBITDA to evaluate management's compensation. Management also believes that EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share in the same manner. EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are not measurements of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(in thousands)
Net income	$10,987	$6,210	$35,612	$31,433
Adjustments:
Other (income)/expense, net	(146)	5,900	633	5,740
Interest expense, net	2,988	3,146	8,966	10,492
Losses from equity method investment	204	291	29	726
Provision for income taxes	5,674	3,014	17,774	15,948
Depreciation and amortization	12,057	11,868	35,817	35,656
EBITDA—Non-GAAP Measure	$31,764	$30,429	$98,831	$99,995
EBITDA Margin - EBITDA as a percentage of net sales - Non-GAAP Measure	27.3%	26.6%	27.6%	29.1%

Reconciliation of Net Income and Earnings Per Share (EPS) to Adjusted Net Income and Adjusted EPS
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(dollars in thousands, except per share amounts)
Net income - GAAP Measure	$10,987	$6,210	$35,612	$31,433
Expense of original issue discount and deferred financing fees for debt refinancing, after tax (a)	—	3,842	454	3,842
Adjusted net income - non-GAAP measure	$10,987	$10,052	$36,066	$35,275

Earnings per share - GAAP measure	$0.29	$0.15	$0.91	$0.77
Expense of original issue discount and deferred financing fees for debt refinancing, after tax (a)	—	0.10	0.02	0.09
Adjusted earnings per share - non-GAAP measure	$0.29	$0.25	$0.93	$0.86

(a)	Expense for debt repricing and expense for debt pricing per share is shown net of income tax benefit of $0.2 million.

Other Financial and Operating Data
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(dollars in thousands, except mill net)
Capital expenditures and software purchased or developed	$6,057	$3,062	$14,260	$5,183
Wallboard sales volume (million square feet)	644	634	1,941	1,894
Mill net sales price (a)	$144.90	$144.34	$147.72	$144.61

(a)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Interim Volumes and Mill Net Prices
	For the Three Months Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017
Volumes (million square feet)	634	666	650	647	644
Mill net sales price	$144.34	$141.61	$147.92	$150.32	$144.90